Exhibit 99.1

N E W S   R E L E A S E

Contact:	Robert Higginbotham Interim Chief Financial Officer Senior Vice President, Investor Relations and Financial Planning & Analysis Foot Locker, Inc. robert.higginbotham@footlocker.com (212) 720-4600

FOOT LOCKER, INC. REPORTS FOURTH QUARTER 2022 RESULTS;

COMPANY TO OUTLINE NEW LONG-TERM GROWTH STRATEGY AT INVESTOR DAY

•	Total sales decreased by 0.3%; Comparable-store sales increased 4.2%
•	Fourth quarter EPS of $0.20 and Non-GAAP EPS of $0.97
•	Launching new “Lace Up” strategy with updated financial targets
•	Reset year in 2023 expected to result in Non-GAAP EPS of $3.35-$3.65
•	Beyond 2023, new strategies to drive low- to mid-twenties adjusted EPS growth

NEW YORK, NY, March 20, 2023 – Foot Locker, Inc. (NYSE: FL), the New York-based specialty athletic retailer, today reported financial results for its fourth quarter and fiscal year ended January 28, 2023. The Company will host an Investor Day starting at 8:30 a.m. Eastern Time where it will review these results and outline a new long-term growth strategy.

“Our team delivered a great finish to the year with strong fourth quarter results that capitalized on resilient Holiday demand and a compelling assortment and inventory position from our brand partners,” said Mary Dillon, President and Chief Executive Officer. “We are entering 2023 with a focus on resetting the business – simplifying our operations and investing in our core banners and capabilities to position the Company for growth in 2024 and beyond.”

Ms. Dillon continued, “We are proud of Foot Locker’s role in influencing and serving the global sneaker community, and next year, we will celebrate the 50th anniversary of the iconic Foot Locker brand. We are incredibly excited to introduce our “Lace Up” plan with a new set of strategic imperatives and financial objectives that are designed to set us up for success for the next 50 years.”

Fourth Quarter Results

•	Comparable-store sales grew by 4.2%, driven by increased traffic and improved access to high-quality inventory, resulting in broad-based strength across brands and regions.

•	Total sales decreased by 0.3%, to $2,334 million, compared with sales of $2,341 million in the fourth quarter of 2021. Excluding the effect of foreign exchange rate fluctuations, total sales for the fourth quarter increased by 3.6%.

Please refer to the Sales by Banner table below for detailed sales performance by banner and region

•	Gross margin declined by 290 basis points compared with the prior-year period, driven mainly by higher markdowns on increased promotional activity across the industry.

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•	SG&A decreased by 10 basis points as a percentage of sales compared with the prior year, with savings from the cost optimization program, offset by inflation.

•	Net income decreased to $19 million as compared with $103 million in the fourth quarter of fiscal 2021. Non-GAAP net income decreased to $92 million from $148 million in the fourth quarter of fiscal 2021.

•	EPS decreased to $0.20 per share, versus $1.02 in the fourth quarter of fiscal 2021. Non-GAAP EPS decreased to $0.97 per share compared with EPS of $1.46 in the fourth quarter of fiscal 2021.

Balance Sheet

At quarter-end, the Company’s cash and cash equivalents totaled $536 million, while debt on its balance sheet was $452 million. The Company’s total cash position, net of debt, was $84 million, as compared with $347 million last year.

As of January 28, 2023, the Company’s merchandise inventories were $1.6 billion, 29.8% higher than at the end of the fourth quarter last year.

Dividend and Share Repurchases

During the fourth quarter of 2022, the Company paid a quarterly dividend of $0.40 per share. For full-year 2022, the Company repurchased 4.1 million shares for a total of $129 million and paid a total of $150 million in dividends.

The Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.40 per share, which will be payable on April 28, 2023, to shareholders of record on April 14, 2023.

Store Base Update

During the fourth quarter, the Company opened 21 new stores, remodeled or relocated 45 stores, and closed 101 stores.

As of January 28, 2023, the Company operated 2,714 stores in 29 countries in North America, Europe, Asia, Australia, and New Zealand. In addition, 159 franchised stores were operating in the Middle East and Asia.

Asia Business Model

As part of its efforts to simplify its business model and focus on core banners and regions, the Company announced today that it is transforming its business model in Asia through the following actions:

•	Closing its stores and ecommerce in Hong Kong and Macau;
•	Converting its current owned and operated stores and ecommerce in Singapore and Malaysia to a license model;
•	Continuing to operate stores in South Korea; and
•	Continuing to pursue growth in the region through license partners.

MAP Active, Indonesia’s leading lifestyle retailer, who already partners with the Company in Indonesia and the Philippines, will take over the Company's store and ecommerce operations in Singapore and Malaysia, and seek to grow in those markets and new markets in the region over time.

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2023 Financial Outlook

Fiscal year 2023 represents the 53 weeks ending February 3rd, 2024. The Company’s full year 2023 outlook, which includes the 53rd week, is summarized in the table below.

Sales Change	Down 3.5% to 5.5% including ~1% from the extra week
Comparable Sales Change	Down 3.5% to 5.5%
Square Footage Change	Down ~4%
Licensing Revenue	~$20 million
Gross Margin	30.8% to 31.0%
SG&A Rate	22.6% to 22.8%
D&A	~$205 million
Interest	~$12 million
Tax Rate	31.5% to 31.7%
Non-GAAP EPS	$3.35-$3.65 including $0.15 from the extra week
Adj. Capital Expenditures*	~$305 million

* Adjusted Capex includes capitalized Technology expense

The Company provides earnings guidance only on a non-GAAP basis and does not provide a reconciliation of the Company’s forward-looking capital expenditures and diluted earnings per share guidance to the most directly comparable GAAP financial measures because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations.

Investor Day

At today’s Investor Day, senior management will outline the Company’s new “Lace Up” plan, designed to drive the next phase of Foot Locker, Inc.’s growth and create value for all of the Company’s stakeholders, including team members, communities, and investors.

The “Lace Up” plan will be guided by the following set of new strategic imperatives:

•	Expand Sneaker Culture. Serve more sneaker occasions, provide more choice, and drive greater distinction.
•	Power Up the Portfolio. Create more distinction among banners, including re-launching the Foot Locker brand, and transforming the Company’s real estate footprint by opening new formats, shifting off-mall, and closing underperforming stores.
•	Deepen Our Relationship with Customers. Reset the Company’s loyalty program and elevate the customer relationship through enhanced analytical capabilities.
•	Be Best-in-Class Omni. Improve the customer experience online through the full shopping journey.

In connection with its new strategic direction, the Company has set the following long-term financial targets for fiscal years 2024 through 2026.

Financial Metric	Target*
Total Sales Growth	5% to 6%
Comparable Sales Growth	3% to 4%
Square Footage Growth	Approximately 5%
Adj. EBIT Margin Rate	8.5% to 9% by 2026
Adj. EPS Growth	Low- to mid-twenties

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* Growth rates are annual growth rates from 2023 on a 52-week basis

Disclosure Regarding Forward-Looking Statements

This report contains forward-looking statements within the meaning of the federal securities laws. Other than statements of historical facts, all statements which address activities, events, or developments that the Company anticipates will or may occur in the future, including, but not limited to, such things as future capital expenditures, expansion, strategic plans, financial objectives, dividend payments, stock repurchases, growth of the Company’s business and operations, including future cash flows, revenues, and earnings, and other such matters, are forward-looking statements. These forward-looking statements are based on many assumptions and factors which are detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

These forward-looking statements are based largely on our expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. For additional discussion regarding risks and uncertainties that may affect forward-looking statements, see “Risk Factors” disclosed in the Company’s Annual Report on Form 10-K for the year ended January 29, 2022 filed on March 24, 2022. Any changes in such assumptions or factors could produce significantly different results. The Company undertakes no obligation to update the forward-looking statements, whether as a result of new information, future events, or otherwise.

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Consolidated Statements of Operations

(unaudited)

Periods ended January 28, 2023 and January 29, 2022

(In millions, except per share amounts)

	Fourth Quarter		Year-to-Date
	2022	2021	2022	2021
Sales	$2,334	$2,341	$8,747	$8,958
Licensing revenue (1)	3	3	12	10
Total revenue	2,337	2,344	8,759	8,968

Cost of sales	1,632	1,568	5,955	5,878
Selling, general and administrative expenses	521	525	1,903	1,851
Depreciation and amortization	51	55	208	197
Impairment and other	74	75	112	172
Income from operations	59	121	581	870

Interest expense, net	(2)	(6)	(15)	(14)
Other income / (expense), net (1)	(9)	32	(42)	384
Income from continuing operations before income taxes	48	147	524	1,240
Income tax expense	26	45	180	348
Net income from continuing operations	22	102	$344	$892
Net loss from discontinued operations, net of tax	(3)	—	(3)
Net income	19	102	341	892
Net loss attributable to noncontrolling interests	—	1	1	1
Net income attributable to Foot Locker, Inc.	$19	$103	$342	$893

Diluted earnings per share
Earnings per share from continuing operations attributable to Foot Locker, Inc.	$0.24	$1.02	$3.62	$8.61
Net loss per share from discontinued operations, net of tax	(0.04)	—	(0.04)	—
Net earnings per share attributable to Foot Locker, Inc.	$0.20	$1.02	$3.58	$8.61

Weighted-average shares outstanding, assuming dilution	94.9	100.6	95.5	103.8

(1)	During the fourth quarter of 2022, the Company has changed how it classifies licensing revenue received from partners operating our stores in the Middle East and Asia. These amounts were previously classified as part of other income / (expense), net, accordingly reclassifications have been made to prior period financial statements to conform to the current period presentation.

Non-GAAP Financial Measures

In addition to reporting the Company’s financial results in accordance with generally accepted accounting principles (“GAAP”), the Company reports certain financial results that differ from what is reported under GAAP. Effective with the first quarter of 2022, the Company excludes all gains or losses associated with the minority investments to arrive at non-GAAP earnings; previously only certain amounts were adjusted. Those amounts not previously excluded from non-GAAP earnings during 2021, represented $17 million ($12 million, after tax or $0.12 per share), $27 million ($20 million after tax or $0.19 per share), and $27 million ($20 million or $0.21 per share) for the second, third, and fourth quarters of 2021, respectively. For the full year, this represented income of $71 million ($52 million after tax or $0.50 per share) and was primarily related to our investment in Retailors, Ltd. Amounts recorded prior to 2021 were not significant. Non-GAAP financial measures that will be presented will exclude (i) minority investments, (ii) impairments and other charges, and (iii) certain tax matters that we believe are nonrecurring or unusual in nature.

Certain financial measures are identified as non-GAAP, such as sales changes excluding foreign currency fluctuations, adjusted income before income taxes, adjusted net income, and adjusted diluted earnings per share. We present certain amounts as excluding the effects of foreign currency fluctuations, which are also considered non-GAAP measures. Where amounts are expressed as excluding the effects of foreign currency fluctuations, such changes are determined by translating all amounts in both years using the prior-year average foreign exchange rates. Presenting amounts on a constant currency basis is useful to investors because it enables them to better understand the changes in our business that are not related to currency movements.

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Non-GAAP Reconciliation

(unaudited)

Periods ended January 28, 2023 and January 29, 2022

(In millions, except per share amounts)

These non-GAAP measures are presented because we believe they assist investors in comparing our performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core business or affect comparability. In addition, these non-GAAP measures are useful in assessing our progress in achieving our long-term financial objectives and are consistent with how executive compensation is determined.

We estimate the tax effect of all non-GAAP adjustments by applying a marginal tax rate to each respective item. The income tax items represent the discrete amount that affected the period. The non-GAAP financial information is provided in addition, and not as an alternative, to our reported results prepared in accordance with GAAP. The various non-GAAP adjustments are summarized in the tables below.

Reconciliation of GAAP to non-GAAP results:

	Fourth Quarter		Year-to-Date
	2022	2021 (1)	2022	2021 (1)
Pre-tax income:
Income from continuing operations before income taxes	$48	$147	$524	$1,240
Pre-tax adjustments excluded from GAAP:
Impairment and other (2)	74	75	112	172
Other income / (expense), net (3)	9	(30)	41	(377)
Adjusted income from continuing operations before income taxes (non-GAAP)	$131	$192	$677	$1,035

After-tax income:
Net income attributable to Foot Locker, Inc.	$19	$103	$342	$893
After-tax adjustments excluded from GAAP:
Impairment and other, net of income tax benefit of $11, $18, $21, and $42, respectively (2)	63	57	91	130
Other income / (expense), net of income tax benefit/(expense) of $2, $(8), $9, and $(99), respectively (3)	7	(22)	32	(278)
Net loss from discontinued operations, net of income tax benefit of $1, $-, $1, and $-, respectively (4)	3	—	3	—
Tax reserves charge (5)	—	—	5	—
Tax benefits related to tax law rate changes (6)	—	(1)	—	(1)
Tax charge related to revaluation of certain intellectual property rights (7)	—	11	—	11
Adjusted net income (non-GAAP)	$92	$148	$473	$755

	Fourth Quarter		Year-to-Date
	2022	2021 (1)	2022	2021 (1)
Earnings per share:
Diluted earnings per share from continuing operations attributable to Foot Locker, Inc.	$0.24	$1.02	$3.62	$8.61
Diluted EPS amounts excluded from GAAP:
Impairment and other (2)	0.66	0.57	0.95	1.24
Other income / (expense), net (3)	0.07	(0.23)	0.33	(2.68)
Tax reserves charge (5)	—	—	0.05	—
Tax benefits related to tax law rate changes (6)	—	(0.01)	—	(0.01)
Tax charge related to revaluation of certain intellectual property rights (7)	—	0.11	—	0.11
Adjusted diluted earnings per share (non-GAAP)	$0.97	$1.46	$4.95	$7.27

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Non-GAAP Reconciliation

(unaudited)

Periods ended January 28, 2023 and January 29, 2022

(In millions, except per share amounts)

Notes on Non-GAAP Adjustments:

(1)	Non-GAAP results in the fourth quarter and full year periods of 2021 were affected by the change in presentation of minority investments discussed above, which excluded $27 million of income ($20 million after tax or $0.21 per share) in the fourth quarter and $71 million of income ($52 million after tax or $0.50 per share) year-to-date.

(2)	For the fourth quarter of 2022, impairment and other charges included $53 million of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges. These were incurred as a result of the Company’s planned wind down of the Sidestep banner, a review of underperforming stores, and the continued wind down of the remaining Footaction stores. Additionally, the Company recorded $20 million of primarily severance costs related to the Company’s reorganization, $15 million of transformation consulting, $9 million of litigation costs related to an employment matter, and $8 million of Sidestep tradename asset impairment, partially offset by a $31 million benefit from the change in fair value of the atmos contingent consideration liability. For full year 2022, impairment and other charges included $58 million of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges, $42 million of transformation consulting, $22 million of primarily severance costs related to the reorganization, $9 million of litigation costs, and $8 million of Sidestep tradename asset impairment, and $4 million of acquisition integration costs, partially offset by a $31 million benefit from the fair value adjustment of the atmos contingent consideration liability.

For the fourth quarter and full year periods of 2021, impairment and other charges included $40 million and $92 million, respectively, of impairment of long-lived assets and right-of-use assets and accelerated tenancy charges associated with the decision to exit Footaction stores and underperforming stores, $10 million and $42 million, respectively, of impairment of investments, and acquisition and integration costs of $10 million and $24 million, respectively. Additionally, the fourth quarter and full year periods of 2021 included $11 million and $15 million, respectively, of lease-related termination costs for several locations, $2 million and $4 million of support function reorganization costs, primarily severance, and a $2 million charge related to a tradename impairment recorded in the fourth quarter of 2021. Partially offsetting these losses and charges was $7 million of additional insurance recovery recorded in impairment and other charges that related to the book value of property losses recorded in 2020.

(3)	Other income / expense for the fourth quarter of 2022 consisted of a $9 million loss on the sale of our minority investment in Retailors, Ltd., a publicly-listed entity. The full year of 2022 also included $52 million of loss on the changes in fair value of the investment in Retailors, Ltd., partially offset by $1 million of dividend income from this investment, and our share of income related to our other equity method investments of $1 million. Additionally, we had a $19 million gain on the divestiture of the Team Sales business that occurred in the second quarter.

Other income/ expense for the fourth quarter of 2021 consisted of $27 million of fair value changes and our share of income related to our equity investments. For the full year, one of our minority investments, GOAT, which is measured using the fair value measurement alternative, received additional funding at a higher valuation resulting in a $290 million fair value adjustment in the second quarter. Additionally, our Retailors, Ltd. investment generated a gain of $77 million for the full year, which included an initial discount of $9 million. Other minority investments generated income of $3 million for the full year of 2021.

Other income for the thirteen weeks and fifty-two weeks ended January 29, 2022 also included $3 million and $7 million, respectively related to our insurance recovery from the 2020 social unrest, which is the amount by which the recovery exceeded the book value losses previously recorded.

(4)	In the fourth quarter of 2022, the Company recorded a charge to discontinued operations of $4 million ($3 million after tax) related to the resolution of a legal matter of a business we formerly operated.

(5)	In the second quarter of 2022, the Company recorded a $5 million charge related to the Company’s income tax reserves due to the resolution of a foreign tax settlement.

(6)	In the fourth quarter of 2021, the Company recorded a tax benefit of $1 million in connection with a tax law change in the Netherlands.

(7)	In the fourth quarter of 2021, the Company recorded tax charges related to the revaluation of certain intellectual property rights, pursuant to a non-U.S. advance pricing agreement of $11 million.

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Sales by Banner

(unaudited)

Periods ended January 28, 2023 and January 29, 2022

(In millions)

	Fourth Quarter				Full Year
	2022	2021	Constant Currencies	Comparable Sales	2022	2021	Constant Currencies	Comparable Sales
Foot Locker	$893	$799	12.6%	13.2%	$3,304	$3,295	0.7%	0.9%
Champs Sports	415	472	(11.6)	(10.4)	1,681	1,939	(13.1)	(13.1)
Kids Foot Locker	192	181	6.1	4.1	708	724	(2.2)	(5.4)
WSS	166	139	19.4	10.6 (1)	604	195	209.7	n.m.
Other	15	135	n.m.	n.m.	126	742	n.m.	n.m.
North America	1,681	1,726	(2.1)	1.2	6,423	6,895	(6.6)	(7.2)
Foot Locker	455	426	15.7	12.7	1,628	1,565	16.5	14.1
Sidestep	25	19	50.6	40.0	94	76	38.4	23.0
EMEA	480	445	17.1	13.8	1,722	1,641	17.5	14.5
Foot Locker	122	121	6.9	5.7	414	373	19.5	16.0
atmos	51	49	71.7	n.m.	188	49	351.5	n.m.
Asia Pacific	173	170	25.7	5.7	602	422	58.1	16.0
Total	$2,334	$2,341	3.6%	4.2%	$8,747	$8,958	0.9%	(1.9)%
(1)	WSS’ comp represents the month of January 2023.

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Consolidated Balance Sheets

(unaudited)

(In millions)

	January 28,	January 29,
	2023	2022
ASSETS

Current assets:
Cash and cash equivalents	$536	$804
Merchandise inventories	1,643	1,266
Other current assets	342	293
	2,521	2,363
Property and equipment, net	920	917
Operating lease right-of-use assets	2,443	2,616
Deferred taxes	90	86
Goodwill	785	797
Other intangible assets, net	426	454
Minority investments	630	781
Other assets	92	121
	$7,907	$8,135

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$492	$596
Accrued and other liabilities	568	561
Current portion of long-term debt and obligations under finance leases	6	6
Current portion of lease obligations	544	572
	1,610	1,735
Long-term debt and obligations under finance leases	446	451
Long-term lease obligations	2,230	2,363
Other liabilities	328	343
Total liabilities	4,614	4,892
Total shareholders' equity	3,293	3,243
	$7,907	$8,135

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Store Count and Square Footage

(unaudited)

Store activity is as follows:

	January 29,			January 28,	Relocations/
	2022	Opened	Closed	2023	Remodels
Foot Locker U.S. (1)	816	31	100	747	37
Foot Locker Canada	95	1	10	86	4
Champs Sports	525	3	42	486	6
Kids Foot Locker	410	22	22	410	22
WSS	98	17	—	115	4
Footaction	41	—	39	2	—
North America	1,985	74	213	1,846	73
Foot Locker Europe	626	20	18	628	24
Sidestep	86	1	9	78	—
EMEA	712	21	27	706	24
Foot Locker Pacific	94	1	1	94	15
Foot Locker Asia	30	3	—	33	—
atmos	37	4	6	35	3
Asia Pacific	161	8	7	162	18
Total	2,858	103	247	2,714	115

Selling and gross square footage are as follows:

	January 29, 2022		January 28, 2023
(in thousands)	Selling	Gross	Selling	Gross
Foot Locker U.S. (1)	2,417	4,193	2,362	4,044
Foot Locker Canada	253	416	249	412
Champs Sports	1,905	2,985	1,792	2,809
Kids Foot Locker	748	1,274	772	1,306
WSS	958	1,217	1,138	1,435
Footaction	113	190	6	11
North America	6,394	10,275	6,319	10,017
Foot Locker Europe	1,074	2,249	1,131	2,329
Sidestep	104	196	97	186
EMEA	1,178	2,445	1,228	2,515
Foot Locker Pacific	188	294	213	325
Foot Locker Asia	114	199	126	233
atmos	36	63	37	63
Asia Pacific	338	556	376	621
Total	7,910	13,276	7,923	13,153

(1)	Included in Foot Locker U.S. are 14 and 6 Lady Foot Locker stores as January 29, 2022 and January 28, 2023, respectively.

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